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                             MEDIA ARTS GROUP, INC.

                                                                   EXHIBIT 11.01
                   ITEM 6(A): EXHIBITS AND REPORTS ON FORM 8-K

              COMPUTATION OF NET INCOME FROM CONTINUING OPERATIONS
                            AND NET INCOME PER SHARE
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) (1)

                                                       Three Months Ended          Nine Months Ended
                                                           December 31,               December 31,
                                                     -----------------------    -----------------------
                                                         1996          1995          1996        1995
                                                         ----          ----          ----        ----

Income (loss) from continuing operations..........        1,804        1,422        1,967         1,824
Loss from discontinued operations.................            -         (740)      (1,385)       (1,902)
Loss on disposal of discontinued operations.......            -            -      (12,245)            -
                                                     ----------   ----------    ----------   ----------

Net income (loss).................................   $    1,804   $      682    $ (11,663)   $      (78)
                                                     ==========   ==========    =========    ==========


Weighted average common shares outstanding........        9,867        9,718        9,867         9,718
Common shares issuable on exercise of options
  and warrants (2)................................           65          191           22           159
                                                     ----------   ----------    ---------    ----------
Weighted average common and common
  equivalent shares outstanding...................        9,932        9,909        9,889         9,877
                                                     ==========   ==========    =========    ==========

Income (loss) from continuing operations per
common share......................................   $     0.18   $     0.14    $    0.20    $     0.18
Loss from discontinued operations.................            -        (0.07)       (0.14)        (0.19)
Loss on disposal of discontinued operations.......            -            -        (1.24)            -
                                                     ----------   ----------    ---------    ----------

Net loss per common share.........................   $     0.18   $     0.07    $   (1.18)   $    (0.01)
                                                     ==========   ==========    =========    ==========

(1) This Exhibit should be read with Note 2 of Notes to Unaudited Condensed Consolidated Financial Statements.

(2) The computation of common and common stock equivalents utilizes the treasury stock method.